Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-273981, 333-236251, 333-229565, 333-222890, 333-215934, 333-209543, 333-201699, 333-257115 and 333-281574 on Form S-8 of our report dated June 25, 2026, relating to the financial statements of Anterix Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended March 31, 2026.

/s/ DELOITTE & TOUCHE LLP

Morristown, NJ
June 25, 2026